UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934

Date of report (Date of earliest event reported): January 13, 2005

TRINITY ENERGY RESOURCES, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-29333	87-0431497
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
c/o Elizabeth M. Guffy, U.S. Trustee Dewey Ballantine LLP 700 Louisiana, Suite 1900 Houston, TX
(Address of Principal Executive Offices) (Zip Code)
Registrant's telephone number, including area code: (713) 445-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On January 31, 2003, Trinity Energy Resources, Inc. (the "Debtor") filed a voluntary petition for reorganization under Chapter 11 of Title 11 of the United States Bankruptcy Code in the United States District Court for the Southern District of Texas, Houston Division (the "Bankruptcy Court"). On April 23, 2003, the Bankruptcy Court appointed Elizabeth M. Guffy as the Chapter 11 Trustee (the "Trustee").

On January 13, 2005, Cliveden Petroleum Co. Ltd. ("Cliveden"), initially a plan proponent for the Debtor's Amended Joint Plan of Reorganization dated July 8, 2004 and as filed in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the "Proposed Plan"), filed a Notice of Withdrawal of Support for the Amended Joint Plan of Reorganization (the "Notice of Withdrawal") with such court. A copy of the Notice of Withdrawal is attached hereto as Exhibit 99.1, and is incorporated herein by reference. According to the Notice of Withdrawal, Cliveden has determined to withdraw its support for the Proposed Plan and will not consummate the transactions contemplated therein. Cliveden stated in the Notice of Withdrawal that it has made a proposal to purchase certain of Debtor's assets and resolve certain claims by and among the parties. As of the date of this filing, the Trustee has not yet considered the proposal and its specific terms.

Limitation on Incorporation by Reference

In accordance with General Instruction B.6 of Form 8-K, the information in this Item 8.01 will not be deemed an admission as to the materiality of any information required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 9.01.  Financial Statements and Exhibits.

(c) Exhibits.

The following is a list of exhibits filed as part of this Current Report on Form 8-K:

99.1 Notice of Withdrawal of Support for Amended Joint Plan of Reorganization by Cliveden Petroleum Co. Ltd.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DATE: February 1, 2005	TRINITY ENERGY RESOURCES, INC.

By: /s/ Elizabeth M. Guffy
Name: Elizabeth M. Guffy
Title: Trustee